Exhibit 34.1
Report of Independent Registered Public Accounting Firm
The Board of Directors
Chrysler Financial Services Americas LLC:
We have examined Chrysler Financial Services Americas LLC’s (“Chrysler Financial”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB related to the servicing of publicly and privately issued asset-backed securities transactions involving United States consumer automotive retail installment sale and lease contracts for which Chrysler Financial acts as servicer (the “Platform”), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x)(A), 1122(d)(4)(x)(B), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which management has determined are not applicable to the activities Chrysler Financial performs with respect to the Platform, as of and for the twelve months ended December 31, 2008. With respect to the lease-backed securities included in the Platform, management has determined that servicing criterion 1122(d)(4)(iv) is applicable only as it relates to the posting of obligor payments to obligor records within two business days of receipt and that servicing criterion 1122(d)(4)(v) is not applicable to the activities Chrysler Financial performs. With respect to the loan-backed securities included in the Platform, management has determined that servicing criterion 1122(d)(4)(x)(C) is not applicable to the activities that Chrysler Financial performs. Management is responsible for Chrysler Financial’s compliance with those servicing criteria. Our responsibility is to express an opinion on Chrysler Financial’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about Chrysler Financial‘s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether Chrysler Financial processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by Chrysler Financial during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by Chrysler Financial during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Chrysler Financial’s compliance with the servicing criteria.
As described in the accompanying management’s Certification Regarding Compliance with Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i) and 1122(d)(4)(ii), Chrysler Financial has engaged various vendors to perform activities required by these servicing criteria. Chrysler Financial has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and Chrysler Financial has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of

Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, Chrysler Financial has asserted that it has policies and procedures in place designed to provide reasonable assurance that each vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. Chrysler Financial is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for each vendor and related criteria as described in its Certification Regarding Compliance with Applicable Servicing Criteria, and we performed no procedures with respect to Chrysler Financial’s eligibility to apply Interpretation 17.06.
Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(B), and 1122(d)(3)(i)(A), as applicable to Chrysler Financial during the twelve months ended December 31, 2008:
•	With respect to servicing criterion 1122(d)(2)(i), certain payments on pool assets were not deposited into the appropriate custodial bank accounts and related bank clearing accounts within two business days of receipt.

•	With respect to servicing criterion 1122(d)(2)(vii)(B), certain reconciliations were not prepared within 30 calendar days of the bank statement cut-off date.

•	With respect to servicing criterion 1122(d)(3)(i)(A), in certain instances investor reports were not delivered to other transaction parties in accordance with the timeframes set forth in the transaction agreements.
In our opinion, except for the instances of material noncompliance described above, Chrysler Financial complied, in all material respects, with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2008.
(Signed) KPMG LLP
Chicago, IL
March 13, 2009